Exhibit 99.1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data—Unaudited

(Dollars in Millions, except Per Ton Data)

			Third	Year Ended
	Fourth Quarter		Quarter	December 31,
	2011	2010	2011	2011	2010
NET SALES	$1,035.0	$972.1	$1,218.8	$4,729.8	$3,895.5

Cost of materials sold	870.5	837.8	1,045.1	4,071.0	3,355.7

Gross profit	164.5	134.3	173.7	658.8	539.8

Warehousing, delivery, selling, general and administrative	126.5	132.2	138.2	539.7	506.9
Restructuring and other charges	9.8	12.0	0.4	11.1	12.0
Gain on insurance settlement	—	—	—	—	(2.6)
Impairment charge on fixed assets	4.6	0.2	2.2	9.3	1.4
Pension and other postretirement benefits curtailment (gain) loss	—	2.0	—	—	2.0

OPERATING PROFIT (LOSS)	23.6	(12.1)	32.9	98.7	20.1

Other income and (expense), net	(1.6)	(1.2)	1.1	4.6	(3.2)
Interest and other expense on debt	(31.4)	(27.9)	(31.4)	(123.1)	(107.5)

INCOME (LOSS) BEFORE INCOME TAXES	(9.4)	(41.2)	2.6	(19.8)	(90.6)

Provision (benefit) for income taxes	(21.1)	1.2	3.5	(11.0)	13.1

NET INCOME (LOSS)	11.7	(42.4)	(0.9)	(8.8)	(103.7)

Less: Net income (loss) attributable to noncontrolling interest	(0.8)	0.2	—	(0.7)	0.3

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING	$12.5	$(42.6)	$(0.9)	$(8.1)	$(104.0)

Supplemental Data :

Tons shipped (000)	532	557	609	2,433	2,252
Shipping days	60	60	64	252	251

Average selling price/ton	$1,945	$1,745	$2,001	$1,944	$1,730
Gross profit/ton	309	241	285	271	240
Operating profit/ton	44	(22)	54	41	9

LIFO expense (income)/ton	(48)	3	(12)	20	23

LIFO expense (income)	$(25.4)	$1.8	$(7.4)	$48.6	$52.4

Depreciation and amortization expense	10.8	10.5	10.6	43.0	38.4
Cash flow from operating activities	155.9	(21.9)	74.0	54.5	(198.7)

Capital expenditures	(16.7)	(7.1)	(11.2)	(47.0)	(27.0)

See Schedule 1 for EBITDA and Adjusted EBITDA reconciliation

Schedule 1

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES

Reconciliation of Net Income (Loss) Attributable to Ryerson Holding Corporation to Adjusted EBITDA

(Dollars in millions)

	Fourth	Year Ended
	Quarter	December 31,
	2011	2011	2010
Net income (loss) attributable to Ryerson Inc.	$12.5	$(8.1)	$(104.0)
Interest and other expense on debt	31.4	123.1	107.5
Provision (benefit) for income taxes	(21.1)	(11.0)	13.1
Depreciation and amortization expense	10.8	43.0	38.4

EBITDA	$33.6	$147.0	$55.0
Reorganization	10.7	17.8	19.1
Advisory services fee	1.2	5.0	5.0
Foreign currency transaction losses	1.6	0.8	2.7
Gain on insurance settlement	—	—	(2.6)
Impairment charges on fixed assets and goodwill	4.6	9.3	1.4
Gain on bargain purchase	—	(5.8)	—
Other adjustments	—	0.4	0.5

Adjusted EBITDA	$51.7	$174.5	$81.1

Adjusted EBITDA	$51.7	$174.5	$81.1
LIFO expense (income)	(25.4)	48.6	52.4

Adjusted EBITDA, excluding LIFO expense (income)	$26.3	$223.1	$133.5

Note:	EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charge on fixed assets, reorganization expenses and the payment of management fees. We believe that EBITDA and Adjusted EBITDA provide additional information for measuring our performance and are measures frequently used by securities analysts and investors. EBITDA and Adjusted EBITDA do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA nor Adjusted EBITDA is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA and Adjusted EBITDA may differ from that of other companies. Above is the reconciliation of net income to EBITDA, as further adjusted to Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income).